PLAN AND AGREEMENT OF REORGANIZATION
by merger of
TITAN HOLDINGS, INC.
with and into
NORTHERN BUSINESS ACQUISITION CORP.
under the name of TITAN HOLDINGS, INC.

This is a Plan and Agreement of Merger dated as of December 15, 2005 (“Plan”) is by and between TITAN HOLDINGS, INC, an Indiana corporation (the “Merging Corporation”), and NORTHERN BUSINESS ACQUISITION CORP., a Maryland corporation (the “Surviving Corporation”). The name of the surviving Maryland corporation will be changed to TITAN HOLDINGS, INC.

ARTICLE 1. PLAN OF MERGER

1.01 Plan Adopted

A Plan of merger of the Merging Corporation and the Surviving Corporation, pursuant to the provisions of Chapter 40 of Title 23 of Indiana Code, is adopted as follows:

(a) The Merging Corporation shall be merged with and into the Surviving Corporation, to exist and be governed by the laws of the State of Maryland.

(b) The name of the Surviving Corporation shall be TITAN HOLDINGS, INC.

(c) When this Plan shall become effective, the separate corporate existence of the Merging Corporation shall cease, and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of the Merging Corporation and shall be subject to all the debts and liabilities of the Merging Corporation in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens on the property of each constituent corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger.

(d) The Surviving Corporation will carry on business with the assets of the Merging Corporation, as well as with its own assets. The Merging Corporation does not own any interest in the Surviving Corporation.

(e) Each constituent corporation has shares of the following classes and series, in the number and with or without voting rights as specified here:

(1) Titan Holdings, Inc. has 1,000 authorized shares in the class designated as common stock, and this class is entitled to vote.

(2) Northern Business Acquisition Corp. has 150,000,000 shares in the class designated as common stock, and this class is entitled to vote; 10,000,000 shares in the class designated as preferred stock and this class is entitled to vote.

(f) The shareholders of the Merging Corporation will surrender all of their shares in the manner set forth below.

(g) In exchange for the shares of the Merging Corporation surrendered by its shareholders, the Surviving Corporation will issue and transfer to these shareholders, on the basis set forth in Article 3 below, shares of its Common Stock.

(h) The shareholders of the Surviving Corporation will retain their shares as shares of the Surviving Corporation.

1.02. Effective Date

The effective date of the merger (“Effective Date”) shall be the date of filing of articles of merger by the Secretary of State.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF CONSTITUENT CORPORATIONS

2.01. Merging Corporation

As a material inducement to the Surviving Corporation to execute this Plan and perform its obligations under this Plan, the Merging Corporation represents and warrants to the Surviving Corporation as follows:

(a) The Merging Corporation is a corporation duly organized, validly incorporated, and in good standing under the laws of the State of Indiana, with corporate power and authority to own property and carry on its business as it is now being conducted. It is not qualified as a foreign corporation to transact business in any other jurisdiction.

(b) The Merging Corporation has an authorized capitalization consisting of one thousand (1,000) shares of common stock, of which one hundred thirty-five (135) shares are validly issued and outstanding, fully paid, and nonassessable on the date of this Plan.

2.02. The Surviving Corporation

As a material inducement to the Merging Corporation to execute this Plan and perform its obligations under this Plan, the Surviving Corporation represents and warrants to the Merging Corporation as follows:

(a) The Surviving Corporation is a corporation duly organized, validly incorporated, and in good standing under the laws of the State of Maryland, with corporate power and authority to own property and carry on its business as it is now being conducted. It is not qualified as a foreign corporation to transact business in any other jurisdiction.

(b) The surviving corporation has an authorized capitalization divided into two classes of shares, namely, 10,000,000 shares of $.001 par value preferred stock and 150,000,000 shares of common stock. As of the date of this Plan, no shares of the preferred stock and One Hundred Fifty Thousand (150,000) shares of the common stock are validly issued and outstanding, fully paid, and nonassessable.

2.03. Securities Law

The parties will mutually arrange for and manage all necessary procedures under the requirements of federal and Indiana securities laws and the related supervisory commissions to the end that this Plan is properly processed to comply with registration formalities, or to take full advantage of any appropriate exemptions from registration, and to be otherwise in accord with all antifraud restrictions in this area.

ARTICLE 3. MANNER OF CONVERTING SHARES

3.01. Manner

The holders of shares of the Merging Corporation shall surrender their shares to the Secretary of the Surviving Corporation promptly after the Effective Date, in exchange for shares of the Surviving Corporation to which they are entitled under this Article 3.

3.02. Basis

(a) The shareholders of the Merging Corporation shall be entitled to receive One Million Three Hundred Fifty Thousand (1,350,000) shares of common stock of the Surviving Corporation, to be distributed on the basis of 10,000 shares for each share of common stock of the Merging Corporation.

3.03. Shares of Surviving Corporation

The currently outstanding One Hundred Fifty Thousand (150,000) shares of common stock of the Surviving Corporation shall remain outstanding as common stock of the Surviving Corporation.

ARTICLE 4. DIRECTORS AND OFFICERS

4.01 Directors and Officers of Surviving Corporation
.
On the Effective Date, the names of the Directors and principal officers of the Surviving Corporation who shall hold office until the next annual meeting of the shareholders of the Surviving Corporation or until their respective successors have been elected or appointed and qualified are:

(a) Director: Brian Kistler

(b) Officer: Brian Kistler, President, Secretary/Treasurer

ARTICLE 5. ARTICLES AND BYLAWS

5.01. Articles of Surviving Corporation

The articles of incorporation of the Surviving Corporation, existing on the Effective Date of the merger, shall continue in full force as the articles of incorporation of the Surviving Corporation until they are altered, amended, or repealed as provided in the articles or as provided by law.

5.02. Bylaws of Surviving Corporation

The bylaws of the Surviving Corporation, existing on the Effective Date of the merger, shall continue in full force as the Bylaws of the Surviving Corporation until they are altered, amended, or repealed as provided in the bylaws or as provided by law.

ARTICLE 6. NATURE AND SURVIVAL OF WARRANTIES,INDEMNIFICATION, AND EXPENSES OF MERGING CORPORATION

6.01. Nature and Survival of Representations and Warranties

All statements contained in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of the Merging Corporation, or by or on behalf of the Surviving Corporation, pursuant to this Plan shall be deemed representations and warranties made by the respective parties to each other under this Plan. The covenants, representations, and warranties of the parties shall survive for a period of three years after the Effective Date. No inspection, examination, or audit made on behalf of the parties shall act as a waiver of any representation or warranty made under this Plan.

6.02. Indemnification

The Merging Corporation agrees that on or prior to the Effective Date it shall obtain from its shareholders an agreement under which the shareholders shall indemnify and hold harmless the Surviving Corporation against and in respect of all damages (as defined in this paragraph) in excess of Five Thousand Dollars ($5,000) in the aggregate. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty, and other damage, including, without limitation, counsel fees and other costs and expenses incurred in investigation, in attempting to avoid damages or to oppose the imposition of damages, or in enforcing this indemnity, resulting to the Surviving Corporation from (a) any inaccurate representation made by or on behalf of the Merging Corporation or its shareholders in or pursuant to this Plan; (b) breach of any of the warranties made by or on behalf of the Merging Corporation or its shareholders in or pursuant to this Plan; (c) breach or default in the performance by the Merging Corporation of any of the obligations to be performed by it under this Plan; or (d) breach or default in the performance by the shareholders of any of the obligations to be performed by them under any plan delivered by them to the Surviving Corporation pursuant to this Plan. The shareholders shall reimburse the Surviving Corporation on demand for any payment made or for any loss suffered by the Surviving Corporation at any time after the Effective Date, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect of any damages specified by the foregoing indemnity. The shareholders shall satisfy their obligations to the Surviving Corporation by the payment of cash on demand. The shareholders shall have the opportunity to defend any claim, action, or demand asserted against the Surviving Corporation for which it claims indemnity against the shareholders; provided that (a) the defense is conducted by reputable counsel approved by the Surviving Corporation, which approval shall not be unreasonably withheld; (b) the defense is expressly assumed in writing within ten days after written notice of the claim, action, or demand is given to the shareholders; and (c) counsel for the Surviving Corporation may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise, and settlement of the claim, action, or demand, at the expense of the Surviving Corporation.

6.03. Expenses

The Merging Corporation will pay all expenses incurred by it and the Surviving Corporation in connection with and arising out of this Plan and the transactions contemplated by this Plan, including without limitation all fees and expenses of its counsel and accountants (none of which shall be charged to the Surviving Corporation).

ARTICLE 7. TERMINATION

7.01. Circumstances

This Plan may be terminated and the merger may be abandoned at any time prior to the Effective Date notwithstanding the approval of the shareholders of either of the constituent corporations:

(a) By mutual consent of the Board of Directors of the constituent corporations.

(b) At the election of the Board of Directors of either constituent corporation if:

(1) The number of shareholders of either constituent corporation, or of both, dissenting from the merger shall be so large as to make the merger, in the opinion of either Board of Directors, inadvisable or undesirable.

(2) Any material litigation or proceeding shall be instituted or threatened against either constituent corporation, or any of its assets, that, in the opinion of either Board of Directors, renders the merger inadvisable or undesirable.

(3) Any legislation shall be enacted that, in the opinion of either Board of Directors, renders the merger inadvisable or undesirable.

(4) Between the date of this Plan and the Effective Date, there shall have been, in the opinion of either Board of Directors, any materially adverse change in the business or condition, financial or otherwise, of either constituent corporation.

(c) At the election of the Board of Directors of the Merging Corporation if the Commissioner of Internal Revenue shall not have ruled, in substance, that for federal income tax purposes the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986 and that no gain or loss will be recognized to its shareholders on the exchange of their common stock for stock of the Surviving Corporation.

(d) At the election of the Board of Directors of the Surviving Corporation if without its prior consent in writing, the Merging Corporation shall have:

(1) Declared or paid a cash dividend on its common stock or declared or paid any other dividend or made any other distribution on its shares.

(2) Created or issued any indebtedness for borrowed money.

(3) Entered into any transaction other than those involved in carrying on its business in the usual manner.

7.02. Notice of and Liability on Termination

If an election is made to terminate this Plan and abandon the merger:

(a) The President or any Vice President of the constituent corporation whose Board of Directors has made the election shall give immediate written notice of the election to the other constituent corporation.

(b) On the giving of notice as provided in Subparagraph (a), this Plan shall terminate and the proposed merger shall be abandoned, and except for payment of its own costs and expenses incident to this Plan, there shall be no liability on the part of either constituent corporation as a result of the termination and abandonment.

ARTICLE 8. INTERPRETATION AND ENFORCEMENT

8.01. Further Assurances

The Merging Corporation agrees that, as and when requested by the Surviving Corporation or by its successors or assigns, it will execute and deliver or cause to be executed and delivered all deeds and other instruments. The Merging Corporation further agrees to take or cause to be taken any further or other actions that the Surviving Corporation may deem necessary or desirable to vest in, to perfect in, or to conform of record or otherwise to the Surviving Corporation title to and possession of all the property, rights, privileges, powers, and franchises referred to in Article 1 of this Plan, and otherwise to carry out the intent and purposes of this Plan.

8.02. Notices

Any notice or other communication required or permitted under this Plan shall be properly given when deposited with the United States Postal Service for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, addressed as follows:

(a) In the case of the Merging Corporation, to:

Brian Kistler
6461 North 100 East
Ossian, IN 46777

(b) In the case of the Surviving Corporation, to:

Mark K. Shaner
70 South Potomac Street
Aurora, Colorado 80012

8.03. Entire Plan; Counterparts

This Plan and the exhibits to this Plan contain the entire plan between the parties with regard to the contemplated transaction. This Plan may be executed in any number of counterparts, all of which taken together shall be deemed one original.

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8.04. Controlling Law

The validity, interpretation, and performance of this Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, this Plan was executed as of December15, 2005.

TITAN HOLDINGS, INC.

By /s/
Brian K. Kistler, President

NORTHERN BUSINESS ACQUISITION CORP.

By /s/
Mark Shaner, President

NORTHERN BUSINESS ACQUISITION CORP.

I, in my capacity as Secretary of Northern Business Acquisition Corp.  attest, under penalty of perjury,  that Northern Business Acquisition  was authorized by its board of directors to enter into the foregoing "Plan and Agreement of Reorganization by merger of Titan Holdings, Inc. with and into Northern Business Acquisition Corp. under the name of Titan Holdings, Inc."

By: /s/
Mark Shaner, Secretary